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                                                                      Exhibit 12

               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1995 through 1999
                       (in thousands except ratio amounts)



                                          1999          1998          1997          1996          1995
                                        --------      --------      --------      --------      --------

Earnings:
   Net income from continuing
     operations                         $ 58,207      $ 60,313      $ 54,074      $ 48,562      $ 40,310
   Income taxes                           37,645        38,807        34,650        30,928        25,442
   Fixed charges                          37,978        38,415        39,263        37,009        35,651
                                        --------      --------      --------      --------      --------
     Total Adjusted Earnings            $133,830      $137,535      $127,987      $116,499      $101,403
                                        ========      ========      ========      ========      ========

Fixed Charges:
   Interest                             $ 35,911      $ 36,453      $ 36,949      $ 34,511      $ 33,224
   Amortization of debt expense              323           304           346           345           336
   One-third of rental expense             1,744         1,658         1,968         2,153         2,091
                                        --------      --------      --------      --------      --------
     Total Fixed Charges                $ 37,978      $ 38,415      $ 39,263      $ 37,009      $ 35,651
                                        ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges          3.52          3.58          3.26          3.15          2.84
                                        ========      ========      ========      ========      ========